Exhibit 23.2

CONSENT OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP

As counsel to Subaye.com, Inc., we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement.

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP
New York, New York

April 14, 2008